Exhibit 10.1
FOURTH AMENDMENT TO CREDIT AGREEMENT
          FOURTH AMENDMENT, dated as of July 18, 2008 (this “Amendment”), to the Credit and Guaranty Agreement, dated as of July 19, 2007, as amended by the First Amendment and Waiver to Credit Agreement, dated as of November 9, 2007, the Second Amendment to Credit Agreement, dated as of March 12, 2008, the Third Amendment to Credit Agreement, dated as of March 26, 2008 and that certain letter agreement dated February 26, 2008 (as further amended, restated or otherwise modified from time to time, the “Credit Agreement”), by and among Proliance International Inc., a Delaware corporation (“Holdings” and the “Borrower”), certain domestic subsidiaries of the Borrower listed as a “Guarantor” on the signature pages thereto (together with each other Person (as defined in the Credit Agreement) that guarantees all or any portion of the Obligations (as defined in the Credit Agreement) from time to time, each a “Guarantor” and collectively, the “Guarantors”), the lenders from time to time party thereto (each a “Lender” and collectively, the “Lenders”), Silver Point Finance, LLC, a Delaware limited liability company (“Silver Point”), as collateral agent for the Agents (as hereinafter defined) and the Lenders (in such capacity, together with its successors and assigns in such capacity, if any, the “Collateral Agent”), and as administrative agent for the Agents and the Lenders (in such capacity, together with its successors and assigns in such capacity, if any, the “Administrative Agent” and together with the Collateral Agent, each an “Agent” and collectively, the “Agents”) and Silver Point as lead arranger (in such capacity, together with its successors and assigns in such capacity, if any, the “Lead Arranger”).
          WHEREAS, capitalized terms used in these recitals shall have the respective meanings set forth in the Credit Agreement unless otherwise defined herein.
          WHEREAS, the Credit Parties have requested that the Agents and the Lenders amend certain provisions of the Credit Agreement, subject to the terms and conditions set forth in this Amendment.
          WHEREAS, the Agent and the Lenders are willing to agree to this requested Amendment, but only upon the terms and subject to the conditions set forth herein.
          NOW, THEREFORE, in consideration of the foregoing and the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Credit Parties, the Agents and the Lenders hereby agree as follows:
          1. Definitions. All capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.
          2. Defined Terms in the Credit Agreement. Section 1.1 of the Credit Agreement is hereby amended, as follows:
               (a) New Definitions. Section 1.1 of the Credit Agreement is hereby amended by adding the definitions of the following terms thereto, in alphabetical order, to read in their entirety as follows:

               “‘Fourth Amendment’ means the Fourth Amendment to the Credit Agreement, dated as of July 18, 2008, by and among the Credit Parties, the Requisite Lenders and the Agents.”
               “‘Fourth Amendment Effective Date’ has the meaning ascribed to the term “Amendment Effective Date” in the Fourth Amendment.”
               “‘L/C Undertaking’ has the meaning specified therefor in Section 2.3(a).”
               “‘Underlying Issuer’ means a third Person which is the beneficiary of an L/C Undertaking and which has issued a letter of credit at the request of the Issuing Bank for the account of Borrower.”
               “‘Underlying Letter of Credit’ means a letter of credit that has been issued by an Underlying Issuer.”
               (b) Existing Definitions.
                    (i) Section 1.1 of the Credit Agreement is hereby amended by amending and restating the definition of the term “Borrowing Base Agent” contained therein to read in its entirety as follows:
               “‘Borrowing Base Agent’ means Wells Fargo Foothill, LLC, a Delaware limited liability company, in its capacity as borrowing base agent, together with its permitted successors and assigns in accordance with Section 9.7.”
                    (ii) Section 1.1 of the Credit Agreement is hereby amended by amending and restating the definition of the term “Consolidated Capital Expenditures” contained therein to read in its entirety as follows:
               “‘Consolidated Capital Expenditures’ means, for any period, the aggregate of all expenditures of any Person and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in "purchase of property and equipment (excluding the portion of liabilities under any Capital Lease that is or should be capitalized in accordance with GAAP) or which should otherwise be capitalized” or similar items reflected in the consolidated statement of cash flows of any Person and its Subsidiaries; provided, that for purposes of clause (iii) of the definition of “Consolidated Fixed Charges” and Sections 6.7(d), (j) and (m), the lesser of (1) the amount of Consolidated Capital Expenditures made or incurred by Holdings and its Subsidiaries since February 5, 2008 to replace assets destroyed as a result of the Southaven Casualty Event, and (2) $3,800,000, shall be excluded from Consolidated Capital Expenditures for such periods in Fiscal Year 2008.”
                    (iii) Section 1.1 of the Credit Agreement is hereby amended by amending and restating clause (iii) of the definition of the term “Eligible Account” contained therein to read in its entirety as follows:

               “(iii) such Account is evidenced by an invoice dated not later than the date of shipment of the related Inventory or the performance of the services, or other evidence of billing reasonably acceptable to Administrative Agent and Borrowing Base Agent giving rise to such Account and it is not owing more than one hundred and twenty (120) days after the date of the invoice corresponding to such Account (or, in the case of (x) an Account owing to Holdings by Autozone, Inc., Advance Auto Parts, CSK Parts, Pep Boys, NAPA and Ozark O’Reilly, one hundred and fifty (150) days after the date of the invoice corresponding to such Account or (y) an Account owing to Holdings by the Account Debtor resulting from the merger of CSK Auto and Ozark Purchasing LLC, one hundred and sixty-five (165) days after the date of the invoice corresponding to such Account);”
                    (iv) Section 1.1 of the Credit Agreement is hereby amended by amending and restating clause (ix) of the definition of the term “Eligible Account” contained therein to read in its entirety as follows:
               “(ix) such Account is not owing by an Account Debtor who, as of the date of determination, has failed to pay fifty percent (50%) or more of the aggregate amount of its Accounts owing to Holdings within one hundred and twenty (120) days since the original invoice dates (or, in the case of (x) an Account owing to Holdings by Autozone, Inc., Advance Auto Parts, CSK Parts, Pep Boys, NAPA and Ozark O’Reilly, one hundred and fifty (150) days since the original invoice date corresponding to such Account or (y) an Account owing to Holdings by the Account Debtor resulting from the merger of CSK Auto and Ozark Purchasing LLC, one hundred and sixty-five (165) days since the original invoice date corresponding to such Account);”
                    (v) Section 1.1 of the Credit Agreement is hereby amended by amending and restating the definition of the term “Issuing Bank” contained therein to read in its entirety as follows:
               “‘Issuing Bank’ means Wells Fargo Foothill, LLC and any Underlying Issuer or, if Wells Fargo Foothill, LLC is no longer an Issuing Bank, any financial institution designated by the Administrative Agent to issue Letters of Credit, in each case together with its permitted successors and assigns in such capacity, and the term “Issuing Bank” in each such instance, shall mean the Issuing Bank with respect to such Letter of Credit. ”
                    (vi) Section 1.1 of the Credit Agreement is hereby amended by amending and restating the definition of the term “Issuance Notice” contained therein to read in its entirety as follows:
               “‘Issuance Notice’ means an Issuance Notice in form and substance reasonably satisfactory to the Issuing Bank specifying (i) the amount of such Letter of Credit, (ii) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (iii) the expiration date of such Letter of Credit, (iv) the name and address of the beneficiary thereof (or the beneficiary of the Underlying Letter of Credit, as applicable), and (v) such other information (including, in the case of an amendment, renewal, or extension, identification of the outstanding Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit.”

                    (vii) Section 1.1 of the Credit Agreement is hereby amended by amending and restating the definition of the term “Letter of Credit” contained therein to read in its entirety as follows:
               “‘Letter of Credit’ means a standby letter of credit or Underlying Letter of Credit issued or to be issued by Issuing Bank for the account of Borrower, including, without limitation, (without duplication) all L/C Undertakings. For the avoidance of doubt, (i) only a L/C Undertaking or an Underlying Letter of Credit with respect to a specific Letter of Credit, but not both, shall constitute “Letters of Credit” for purposes of calculations of Availability, the Borrowing Base, Letter of Credit fees and Letter of Credit Usage, (ii) the “Existing Letters of Credit” as defined in that certain resignation and Appointment of Agent and Release, dated as of July 18, 2008, among the parties named therein, shall not be deemed to be “Letters of Credit” for any purposes of this Agreement or any other Credit Document, (iii) only a L/C Undertaking or an Underlying Letter of Credit with respect to a specific Letter of Credit, but not both, shall constitute “Indebtedness” for purposes of the calculation of Consolidated Total Debt and (iv) only the Letters of Credit issued to support letters of credit that already are outstanding as of the Fourth Amendment Effective Date or the letters of credit permitted to be issued pursuant to Section 6.1(q), but not both, shall constitute “Indebtedness” for purposes of the calculation of Consolidated Total Debt.”
                    (viii) Section 1.1 of the Credit Agreement is hereby amended by amending and restating the definition of the term “Operating Lease Obligations” contained therein to read in its entirety as follows:
               “‘Operating Lease Obligations’ means all obligations for the payment of rent for any real or personal property under leases or agreements to lease, other than with respect to Capital Leases; provided, that for purposes of Sections 6.7(e), (k) and (n), the lesser of (1) the amount of Operating Lease Obligations assumed or incurred by Holdings and its Subsidiaries since February 5, 2008 to replace assets destroyed as a result of the Southaven Casualty Event, and (2) $1,000,000, shall be excluded from Operating Lease Obligations for such periods in Fiscal Year 2008.”
                    (ix) Section 1.1 of the Credit Agreement is hereby amended by amending and restating the definition of the term “Payment Office” contained therein to read in its entirety as follows:
               “‘Payment Office’ means (i) with respect to the Borrowing Base Agent, the Borrowing Base Agent’s office located at One Boston Place, Suite 1800, Boston, Massachusetts 02108 or at such other office or offices of the Borrowing Base Agent as may be designated in writing from time to time by the Borrowing Base Agent to the Collateral Agent and the Borrower and (ii) with respect to the Administrative Agent, the Administrative Agent’s office located at Two Greenwich Plaza, 1st Floor, Greenwich, Connecticut 06830 or at such other office or offices of the Administrative Agent as may be designated in writing from time to time by the Administrative Agent to the Collateral Agent and the Borrower.”

                    (x) Section 1.1 of the Credit Agreement is hereby amended by amending and restating the definition of the term “Revolving A Commitment” contained therein to read in its entirety as follows:
               “‘Revolving A Commitment’ means the commitment of a Lender to make or otherwise fund any Revolving A Loan and to acquire participations in Letters of Credit and “Revolving A Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Revolving A Commitment, if any, is set forth on Appendix A-2 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving A Commitments as of the Fourth Amendment Effective Date is $35,000,000.”
                    (xi) Section 1.1 of the Credit Agreement is hereby amended by amending and restating the definition of the term “Revolving B Commitment” contained therein to read in its entirety as follows:
               “‘Revolving B Commitment’ means the commitment of a Lender to make or otherwise fund any Revolving B Loan and “Revolving B Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Revolving B Commitment, if any, is set forth on Appendix A-3 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving B Commitments as of the Fourth Amendment Effective Date is $15,000,000. ”
                    (xii) Section 1.1 of the Credit Agreement is hereby amended by amending and restating the definition of the term “Senior Leverage Ratio” contained therein to read in its entirety as follows:
               “‘Senior Leverage Ratio’ means the ratio as of the last day of any Fiscal Quarter or other date of determination of:
     (i) Consolidated Total Debt; provided, that for the purposes of this clause (i), with respect to the testing period (x) ending September 30, 2008, the lower of (1) the amount of the business interruption insurance receivables (A) generated as a result of an insurance claim with respect to the Southaven Casualty Event and (B) deemed to be an account receivable in accordance with GAAP, approved by Holdings’ auditors and recorded as an account receivable after July 31, 2008, and (2) $8,500,000, shall be excluded from Consolidated Total Debt for such period, (y) ending December 31, 2008, the lower of (1) the amount of the business interruption insurance receivables (A) generated as a result of an insurance claim with respect to the Southaven Casualty Event and (B) deemed to be an account receivable in accordance with GAAP, approved by Holdings’ auditors and recorded as an account receivable after July 31, 2008 and (2) $15,000,000, shall be excluded from Consolidated Total Debt for such period, and (z) at any time in Fiscal Year 2008, the difference between (A) the lesser of (1) the amount of Consolidated Capital Expenditures made or incurred by Holdings and its Subsidiaries since February 5, 2008 to replace assets destroyed as a result of the Southaven Casualty Event, and (2) $3,800,000 and (B) the amount of Net Insurance/Condemnation Proceeds received by the Borrower with respect to assets destroyed (other than with respect to Inventory) as a result of the Southaven Casualty Event, shall be excluded from Consolidated Total Debt for such period, to
     (ii) Consolidated Adjusted EBITDA; provided, that for the purposes of this clause (ii), Consolidated Adjusted EBITDA shall be the amount set forth on Schedule 1.1(f) for the applicable period set forth therein.”
          3. Section 2.2(a)(iii) — Revolving Loans. Section 2.2(a)(iii) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
     “(iii) Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, the Revolving A Loans shall not be borrowed or made unless and until the outstanding principal amount of the Revolving B Loans is equal to the Revolving B Commitment.”
          4. Section 2.2(b)(ii) — Borrowing Mechanics for Revolving Loans. Section 2.2(b)(ii) of the Credit Agreement is hereby amended by deleting the reference therein to “that is a LIBOR Rate Loan.”
          5. Section 2.3 — Issuances of Letters of Credit. Section 2.3 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
               “2.3 Issuance of Letters of Credit and Purchase of Participations Therein.
          (a) Letters of Credit. During the Revolving Commitment Period, subject to the terms and conditions hereof, Issuing Bank agrees to issue Letters of Credit for the account of Borrower or to purchase participations or execute indemnities or reimbursement obligations (each such undertaking, an “L/C Undertaking”) with respect to letters of credit issued by an Underlying Issuer (as of the Fourth Amendment Effective Date, the prospective Underlying Issuer is to be Wells Fargo Bank, National Association) for the account of Borrower in the aggregate amount up to but not exceeding the Letter of Credit Sublimit. Notwithstanding the foregoing, a Letter of Credit shall be issued only if (and upon issuance Borrower shall be deemed to represent and warrant that) (i) each Letter of Credit shall be denominated in Dollars; (ii) the stated amount of each Letter of Credit shall not be less than an amount acceptable to Issuing Bank; (iii) after giving effect to such issuance, in no event shall the Total Utilization of Revolving A Commitments exceed the lesser of (x) the Borrowing Base then in effect less the aggregate principal amount of Revolving B Loans outstanding at such time and (y) the Revolving A Commitments then in effect; (iv) after giving effect to such issuance, in no event shall the Letter of Credit Usage exceed the Letter of Credit Sublimit then in effect; (v) after giving effect to such issuance, in no event shall the Letter of Credit Usage exceed the Borrowing Base then in effect less the sum of (1) the aggregate principal amount of Revolving A Loans outstanding at such time plus (2) the aggregate principal amount of Revolving B Loans outstanding at such time; (vi) in no event shall any standby Letter of Credit have an expiration date later than the earlier of (1) the date that is thirty (30) days prior to the Revolving Commitment Termination Date, and (2) the date which is one year from the date of issuance of such standby Letter of Credit; and (vii) the aggregate number of Letters of Credit outstanding at such time is not in excess of five (5); provided, Issuing Bank shall not (unless so directed by the Revolving A Lenders) issue, renew or extend any such Letter of Credit if it has received written notice that an Event of Default has occurred and is continuing at the time Issuing Bank must elect to allow such issuance, renewal or extension; provided, further, in the event a Funding Default exists, Issuing Bank shall not be required to issue, renew or extend any Letter of Credit unless Issuing Bank has entered into arrangements satisfactory to it and Borrower to eliminate Issuing Bank’s risk with respect to the participation in Letters of Credit of the Defaulting Lender, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage.
          (b) Notice of Issuance. Whenever Borrower desires the issuance, renewal, modification, or extension of a Letter of Credit, it shall deliver to Borrowing Base Agent an Issuance Notice no later than 12:00 p.m. (New York City time) at least three (3) Business Days, in advance of the proposed date of such issuance renewal, modification, or extension. Upon satisfaction or waiver of the conditions set forth in Section 3.2, Issuing Bank shall issue the requested Letter of Credit only in accordance with Issuing Bank’s standard operating procedures. Each Letter of Credit (and corresponding Underlying Letter of Credit) shall be in form and substance reasonably acceptable to the Issuing Bank. Upon the issuance of any Letter of Credit or amendment or modification to a Letter of Credit, Borrowing Base Agent shall promptly notify each Lender of such issuance, which notice shall be accompanied by a copy of such Letter of Credit or amendment or modification to a Letter of Credit and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.3(e). If requested by the Issuing Bank, Borrower also shall be an applicant under the application with respect to any Underlying Letter of Credit that is to be the subject of an L/C Undertaking. Borrower and the Lenders acknowledge and agree that certain Underlying Letters of Credit may be issued to support letters of credit that already are outstanding as of the Fourth Amendment Effective Date (such outstanding letters of credit outstanding as of the Fourth Amendment Effective Date not to be “Letters of Credit” for any purposes under this Agreement or the other Credit Documents).
          (c) Responsibility of Issuing Bank With Respect to Requests for Drawings and Payments. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, Issuing Bank shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit. As between Borrower and Issuing Bank, Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by Issuing Bank, by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Issuing Bank shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuing Bank, including any Governmental Acts; none of the above shall affect or impair, or prevent the vesting of, any of Issuing Bank’s rights or powers hereunder. Without limiting the foregoing and in furtherance thereof, any action taken or omitted by Issuing Bank under or in connection with the Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of Issuing Bank to Borrower. Notwithstanding anything to the contrary contained in this Section 2.3(c), Borrower shall retain any and all rights it may have against Issuing Bank for any liability arising solely out of the gross negligence or willful misconduct of Issuing Bank.
          (d) Reimbursement by Borrower of Amounts Drawn or Paid Under Letters of Credit. In the event Issuing Bank has determined to honor a drawing under a Letter of Credit, it shall immediately notify Borrower and Borrowing Base Agent, and Borrower shall reimburse Issuing Bank on or before the Business Day immediately following the date on which such drawing under a Letter of Credit is honored (the “Reimbursement Date”) in an amount in Dollars and in same day funds equal to the amount of such honored drawing; provided, that anything contained herein to the contrary notwithstanding, (i) unless Borrower shall have notified Borrowing Base Agent and Issuing Bank prior to 10:00 a.m. (New York City time) on the date such drawing is honored that Borrower intends to reimburse Issuing Bank for the amount of such honored drawing with funds other than the proceeds of Revolving A Loans, Borrower shall be deemed to have given a timely Funding Notice to Borrowing Base Agent requesting Lenders to make Revolving A Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such honored drawing, and (ii) notwithstanding any failure of any condition specified in Section 3.2 to be satisfied, Lenders shall, on the Reimbursement Date, make Revolving A Loans that are Base Rate Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by Borrowing Base Agent to reimburse Issuing Bank for the amount of such honored drawing; and provided further, if for any reason proceeds of Revolving A Loans are not received by Issuing Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, Borrower shall reimburse Issuing Bank, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving A Loans, if any, which are so received. Nothing in this Section 2.3(d) shall be deemed to relieve any Lender from its obligation to make Revolving A Loans on the terms and conditions set forth herein, and Borrower shall retain any and all rights it may have against any Lender resulting from the failure of such Lender to make such Revolving A Loans under this Section 2.3(d).
          (e) Lenders’ Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Lender having a Revolving A Commitment shall be deemed to have purchased, and hereby agrees to unconditionally and irrevocably purchase, from Issuing Bank a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Pro Rata Share (with respect to the Revolving A Commitments)

of the maximum amount which is or at any time may become available to be drawn thereunder. In the event that Borrower shall fail for any reason to reimburse Issuing Bank as provided in Section 2.3(d), Issuing Bank shall promptly notify each Lender of the unreimbursed amount of such honored drawing and of such Lender’s respective participation therein based on such Lender’s Pro Rata Share of the Revolving A Commitments. Each Lender shall make available to Issuing Bank an amount equal to its respective participation, in Dollars and in same day funds, at the office of Issuing Bank specified in such notice, not later than 12:00 p.m. (New York City time) on the first business day (under the laws of the jurisdiction in which such office of Issuing Bank is located) after the date notified by Issuing Bank. Each such Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving A Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. In the event that any Lender fails to make available to Issuing Bank on such business day the amount of such Lender’s participation in such Letter of Credit as provided in this Section 2.3(e), Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest thereon for three (3) Business Days at the rate customarily used by Issuing Bank for the correction of errors among banks and thereafter at the Base Rate. Nothing in this Section 2.3(e) shall be deemed to prejudice the right of any Lender to recover from Issuing Bank any amounts made available by such Lender to Issuing Bank pursuant to this Section in the event that it is determined that the payment with respect to a Letter of Credit in respect of which payment was made by such Lender was wrongfully made by Issuing Bank and constituted gross negligence or willful misconduct on the part of Issuing Bank. In the event Issuing Bank shall have been reimbursed by other Lenders pursuant to this Section 2.3(e) for all or any portion of any drawing honored by Issuing Bank under a Letter of Credit, such Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under this Section 2.3(e) with respect to such honored drawing such Lender’s Pro Rata Share of all payments subsequently received by Issuing Bank from Borrower in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth below its name on Appendix B or at such other address as such Lender may request.
          (f) Obligations Absolute. The obligation of Borrower to reimburse Issuing Bank for drawings honored under the Letters of Credit issued by it and to repay any Revolving A Loans made by Lenders pursuant to Section 2.3(d) and the obligations of Lenders under Section 2.3(e) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set off, defense or other right which Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), Issuing Bank, Lender or any other Person or, in the case of a Lender, against Borrower, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Borrower or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv)

payment by Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit; (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings or any of its Subsidiaries; (vi) any breach hereof or any other Credit Document by any party thereto; (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (viii) the fact that an Event of Default or a Default shall have occurred and be continuing; provided, in each case, the foregoing shall not be construed to excuse the Issuing Bank from liabilities to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable law) suffered by Borrower that are caused by Issuing Bank’s gross negligence or willful misconduct of Issuing Bank in payment of the applicable Letter of Credit under the circumstances in question.
          (g) Indemnification. Without duplication of any obligation of Borrower under Section 10.2 or 10.3, in addition to amounts payable as provided herein, Borrower hereby agrees to protect, indemnify, pay and save harmless Issuing Bank, Borrowing Base Agent and each Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by Issuing Bank, other than as a result of the gross negligence or willful misconduct of Issuing Bank, or (ii) the failure of Issuing Bank to honor a drawing under any such Letter of Credit as a result of any Governmental Act.
          (h) Delivery of Documents. Borrower hereby authorizes and directs any Underlying Issuer to deliver to the Issuing Bank all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon the Issuing Bank’s instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.”
          6. Section 2.8 — Conversion/Continuation. Section 2.8 of the Credit Agreement is hereby amended by adding the following new clause (c):
          “(c) At any time that an Event of Default has occurred and is continuing, Borrower no longer shall have the option to request to borrow, continue, or convert any LIBOR Rate Loan and Administrative Agent shall have the right (at its option or at the direction of Borrowing Base Agent) to immediately convert all outstanding LIBOR Rate Loans to Base Rate Loans.”
          7. Section 2.10(b) — Issuing Bank Fees. Section 2.10(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
          “(b) Borrower agrees to pay directly to Issuing Bank, for its own account, such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be. Any and all issuance charges, commissions, fees, and costs incurred by the Issuing Bank relating to Underlying Letters of Credit shall be reimbursable expenses for purposes of this Agreement and immediately shall be reimbursable by Borrower to Issuing Bank; it being acknowledged and agreed by Borrower that, as of the Fourth Amendment Effective Date, the issuance charge imposed by the prospective Underlying Issuer is .825% per annum times the undrawn amount of each Underlying Letter of Credit, that such issuance charge may be changed from time to time, and that the Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals.”
          8. Section 2.10(e) — Borrowing Base Agent Fees. Section 2.10(e) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
          “(e) Borrower agrees to pay the Borrowing Base Agent an agency and collateral management fee of $2,500 per month, which such fee shall be payable monthly in arrears on the last day of each month during the term of this Agreement; provided, that if Wells Fargo Foothill, LLC or its Affiliates or Related Funds ceases to be the Borrowing Base Agent under this Agreement, then such fee shall be paid to the Administrative Agent.”
          9. Section 2.12(a) — Voluntary Prepayments. Section 2.12(a) of the Credit Agreement is hereby amended by replacing each reference therein to “Wachovia Capital Finance Corporation (New England)” with “Wells Fargo Foothill, LLC or its Affiliate”.
          10. Section 2.15(j) — General Provisions Regarding Payments. Section 2.15(j) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
          “(j) For purposes of Section 2.15(h), “paid in full” with respect to interest and fees shall include interest and fees accrued after the commencement of any insolvency proceeding (or that would have accrued but for a commencement of any insolvency proceeding) irrespective of whether a claim for such interest and fees is allowable in such insolvency proceeding.”
          11. Section 3.2(a) — Conditions to Each Credit Extension. Section 3.2(a) of the Credit Agreement is hereby amended by amending and restating the first four lines therein to read as follows:
          “(a) Conditions Precedent. The obligation of each Lender to make any Loan, or Administrative Agent to procure, and Issuing Bank to issue, any Letter of Credit, on any Credit Date, including the Closing Date, are subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions precedent:
          12. Section 5.1(q) — Borrowing Base Certificate. Section 5.1(q) of the Credit Agreement is hereby amended by replacing the reference therein to “notice of such dispute to Borrower” with “notice of such dispute to Borrower and to the Administrative Agent or the Borrowing Base Agent, as applicable,”.
          13. Section 6.1 — Indebtedness. Section 6.1(o) of the Credit Agreement is hereby amended by deleting the word “and” at the end of such section. Section 6.1(p) of the Credit Agreement is hereby amended by add the word “and” at the end of such section. The following new Section 6.1(q) of the Credit Agreement is hereby added to the Credit Agreement to read as follows:

          “(q) Indebtedness of Holdings with respect to (i) letter of credit number SM415987 in the amount of $32,267 with an expiration date of September 30, 2008 and (ii) letter of credit number SM415986 in the amount of $4,875,000 with an expiration date of September 30, 2008, in each case, issued by Wachovia Bank, National Association;”
          14. Section 9.1 — Appointment of Agents. Section 9.1 of the Credit Agreement is hereby amended by replacing each reference therein to “Wachovia Capital Finance Corporation (New England)” with “Wells Fargo Foothill, LLC”.
          15. Section 9.3(c) — Notice of Default. Section 9.3(c) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:
          “(c) Notice of Default. Neither the Administrative Agent nor the Borrowing Base Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to Events of Default in the payment of principal, interest and fees required to be paid to Administrative Agent or Borrowing Base Agent, as applicable, for the account of the Lenders, unless Administrative Agent or Borrowing Base Agent, as applicable, shall have received written notice from a Lender or the Credit Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Administrative Agent or Borrowing Base Agent, as applicable, will notify the Lenders of its receipt of any such notice. The Administrative Agent shall take such action with respect to any such Default or Event of Default as may be directed by the Requisite Lenders in accordance with Section 8; provided, however, that unless and until Administrative Agent has received any such direction, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.”
          16. Section 10.6(c)(ii) — Right to Assign. Section 10.6(c)(ii) of the Credit Agreement is hereby amended by replacing the reference therein to “with the consent of Administrative Agent” with “with the consent of Administrative Agent (not to be unreasonably withheld or delayed)”.
          17. Appendix A-2. Appendix A-2 of the Credit Agreement is hereby amended and restated in its entirety in the form attached hereto as Annex I.
          18. Appendix A-3. Appendix A-3 of the Credit Agreement is hereby amended and restated in its entirety in the form attached hereto as

Annex II.
          19. Appendix B. Appendix B of the Credit Agreement is hereby amended and restated in its entirety in the form attached hereto as Annex III.
          20. Schedule 1.1(c). Schedule 1.1(c) of the Credit Agreement is hereby amended and restated in its entirety in the form attached hereto as Annex IV.
          21. Conditions to Effectiveness. This Amendment shall become effective (the “Amendment Effective Date”) only upon satisfaction in full of the following conditions precedent:

          (a) Collateral Agent shall have received counterparts of this Amendment that bear the signatures of each Credit Party, each Agent and the Requisite Lenders.
          (b) Except as set forth in the Second Amendment and the Third Amendment, the representations and warranties contained herein, in Section IV of the Credit Agreement and in each other Credit Document are true and correct in all material respects on and as of the Amendment Effective Date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects on and as of such earlier date).
          (c) The Agents and Borrowing Base Agent shall have received such depository account, blocked account, lockbox account and similar agreements and other documents, each in form and substance satisfactory to the Agents and the Borrowing Base Agent, as the Agents and the Borrowing Base Agent may request with respect to the cash management system of Holdings and its Subsidiaries.
          (d) The Administrative Agent, Wachovia Capital Finance Corporation (New England) and Wells Fargo Foothill, LLC shall have entered into that certain Assignment and Assumption Agreement, pursuant to which Wachovia Capital Finance Corporation (New England) shall have assigned its Revolving A Commitments to Wells Fargo Foothill, LLC.
          (e) The Borrower, the Administrative Agent, the Lenders, Wachovia Capital Finance Corporation (New England) and Wells Fargo Foothill, LLC shall have entered into that certain letter agreement, pursuant to which (i) Wachovia Capital Finance Corporation (New England) shall have resigned as Borrowing Base Agent and (ii) Wells Fargo Foothill, LLC shall have been appointed Borrowing Base Agent.
          (f) Borrower shall have paid to Administrative Agent all amounts due and owing to any Agent or any Lender in connection with the Credit Documents.
          (g) No Default or Event of Default shall have occurred and be continuing on the Amendment Effective Date or would result from this Amendment becoming effective in accordance with its terms.
          (h) All legal matters incident to this Amendment shall be satisfactory to the Agents and their respective counsel.
          22. Representations and Warranties. Each Credit Party represents and warrants as follows:
          (a) Organization, Good Standing, Etc. Each Credit Party (i) is a corporation, limited liability company or limited partnership, duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization, (ii) has all requisite power and authority to execute and deliver this Amendment, consummate the transactions contemplated hereby and perform the Credit Agreement, as amended and modified hereby and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary other than in such jurisdictions where the failure to be so qualified and in good standing could not reasonably be expected to have a Material Adverse Effect.
          (b) Authorization, Etc. The execution, delivery and performance by each Credit Party of this Amendment and the performance by each Credit Party of the Credit Agreement, as amended and modified hereby (i) have been duly authorized by all necessary action, (ii) do not and will not contravene its charter or by-laws, its limited liability company or operating agreement or its certificate of partnership or partnership agreement, as applicable, or any applicable law, or any contractual restriction binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Credit Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to its operations or any of its properties.
          (c) Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by any Credit Party of this Amendment or the performance by any Credit Party of the Credit Agreement, as amended and modified hereby.
          (d) Enforceability of Credit Documents. Each of this Amendment and the Credit Agreement, as amended and modified hereby, is a legal, valid and binding obligation of the Credit Parties which are party hereto or thereto, enforceable against such Credit Parties in accordance with its terms, except as enforceability may be limited by equitable principles and by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally.
          (e) Representations and Warranties; No Default. Except as set forth in the Second Amendment and the Third Amendment, the representations and warranties contained herein, in Section IV of the Credit Agreement and in each other Credit Document are true and correct in all material respects on and as of the Amendment Effective Date as though made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects on and as of such earlier date); and no Default or Event of Default shall have occurred and be continuing on the Amendment Effective Date or would result from this Amendment becoming effective in accordance with its terms.
          23. Effect of Amendment; Continued Effectiveness of the Credit Agreement.
          (a) Ratifications. Except as otherwise expressly provided herein, (i) the Credit Agreement and the other Credit Documents are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, except that on and after the Amendment Effective Date (A) all references in the Credit Agreement to “this Agreement”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Credit Agreement shall mean the Credit Agreement as amended and modified by this Amendment, and (B) all references in the other Credit Documents to the “Credit Agreement”, “thereto”, “thereof”, “thereunder” or words of like import referring to the Credit Agreement shall mean the Credit Agreement as amended and modified by this Amendment, (ii) to the extent that the Credit Agreement or any other Credit Document purports to pledge to the Collateral Agent, or to grant to the Collateral Agent a security interest in or lien on, any collateral as security for the Obligations or the Guaranteed Obligations, such pledge or grant of a security interest or lien is hereby ratified and confirmed in all respects, and (iii) the execution, delivery and effectiveness of this Amendment shall not operate as an amendment of any right, power or remedy of the Agents or the Lenders under the Credit Agreement or any other Credit Document, nor constitute an amendment of any provision of the Credit Agreement or any other Credit Document. This Amendment shall be effective only in the specific instances and for the specific purposes set forth herein and does not allow for any other or further departure from the terms and conditions of the Credit Agreement or any other Credit Document, which terms and conditions shall remain in full force and effect.
          (b) No Waivers. Except as expressly set forth herein, this Amendment is not a waiver of, or consent to, any Default or Event of Default now existing or hereafter arising under the Credit Agreement or any other Credit Document and the Agents and the Lenders expressly reserve all of their rights and remedies under the Credit Agreement and the other Credit Documents in respect of all such Defaults or Events of Default not waived or consented to hereby, by the Second Amendment or by the Third Amendment, under applicable law or otherwise.
          (c) Amendment as Credit Document. Each Credit Party confirms and agrees that this Amendment shall constitute a Credit Document under the Credit Agreement. Accordingly, it shall be an Event of Default under the Credit Agreement if any representation or warranty made or deemed made by any Credit Party under or in connection with this Amendment shall have been incorrect in any material respect when made or deemed made or if any Credit Party fails to perform or comply with any covenant or agreement contained herein.
          24. Release. Each Credit Party hereby acknowledges and agrees that: (a) neither it nor any of its Affiliates has any claim or cause of action against any Agent, the Borrowing Base Agent or any Lender (or any of their respective Affiliates, officers, directors, employees, attorneys, consultants or agents) and (b) each Agent, the Borrowing Base Agent, and each Lender has heretofore properly performed and satisfied in a timely manner all of its obligations to the Credit Parties and their Affiliates under the Credit Agreement and the other Credit Documents. Notwithstanding the foregoing, the Agents, the Borrowing Base Agent and the Lenders wish (and the Credit Parties agree) to eliminate any possibility that any past conditions, acts, omissions, events or circumstances would impair or otherwise adversely affect any of the Agents’, the Borrowing Base Agent’s and the Lenders’ rights, interests, security and/or remedies under the Credit Agreement and the other Credit Documents. Accordingly, for and in consideration of the agreements contained in this Amendment and other good and valuable consideration, each Credit Party (for itself and its Affiliates and the successors, assigns, heirs and representatives of each of the foregoing) (collectively, the “Releasors”) does hereby fully, finally, unconditionally and irrevocably release and forever discharge each Agent, the Borrowing Base Agent, each Lender and each of their respective Affiliates, officers, directors, employees, attorneys, consultants and agents (collectively, the “Released Parties”) from any and all debts, claims, obligations, damages, costs, attorneys’ fees, suits, demands, liabilities, actions, proceedings and causes of action, in each case, whether known or unknown, contingent or fixed, direct or indirect, and of whatever nature or description, and whether in law or in equity, under contract, tort, statute or otherwise (collectively, “Claims”), which any Releasor has heretofore had or now or hereafter can, shall or may have against any Released Party by reason of any act, omission or thing whatsoever done or omitted to be done (collectively, “Actions”) on or prior to the Amendment Effective Date arising out of, connected with or related in any way to this Amendment, the Credit Agreement or any other Credit Document, or any act, event or transaction related or attendant thereto done or omitted to be done on or prior to the Amendment Effective Date, or the agreements of any Agent, the Borrowing Base Agent or any Lender contained therein, or the possession, use, operation or control of any of the assets of any Credit Party, or the making of any Loans or other advances, or the management of such Loans or advances or the Collateral on or prior to the Amendment Effective Date. For the avoidance of doubt, nothing contained in this Amendment shall be deemed to release or discharge any Released Party from any Claims arising out of, in connection with or related in any way to Actions occurring after the date of this Amendment.
          25. Miscellaneous.
          (a) Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Amendment by telefacsimile or electronic mail shall be equally effective as delivery of an original executed counterpart of this Amendment.
          (b) Headings. Section and paragraph headings herein are included for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.
          (c) Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.
          (d) Expenses. The Borrower will pay on demand all reasonable fees, costs and expenses of the Agents, the Borrowing Base Agent and the Lenders in connection with the preparation, execution and delivery of this Amendment and all documents incidental hereto, including, without limitation, the reasonable fees, disbursements and other charges of Schulte Roth & Zabel LLP, counsel to Administrative Agent and Collateral Agent, and of McGuireWoods LLP, counsel to Borrowing Base Agent. In addition, the Borrower will pay all costs and expenses, including attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by any Agent, Borrowing Base Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of any Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings (including, without limitation, the costs and expenses of any advisers retained by Agents, the Borrowing Base Agent and Lenders; provided, that so long as no Event of Default has occurred and is continuing the Borrower shall not be responsible for costs and expenses of CRS in excess of $25,000).

[Remainder of this page intentionally left blank]

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.
BORROWER:

PROLIANCE INTERNATIONAL, INC.

By:	/s/Arlen F. Henock Name: Arlen F. Henock
Title: Executive Vice President

GUARANTORS:

AFTERMARKET LLC

By:	/s/Arlen F. Henock Name: Arlen F. Henock
Title: Vice President

AFTERMARKET DELAWARE CORPORATION

By:	/s/Arlen F. Henock Name: Arlen F. Henock
Title: Vice President

PROLIANCE INTERNATIONAL HOLDING CORPORATION

By:	/s/ Arlen F. Henock Name: Arlen F. Henock
Title: President

AGENTS AND LEAD ARRANGER:

SILVER POINT FINANCE, LLC, as Administrative Agent, Lead Arranger and Collateral Agent

By:	/s/Richard Petrilli Name: Richard Petrilli
Title: Authorized Signatory

LENDERS:

SPF CDO I, LTD., as a Lender

By	/s/Richard Petrilli Name: Richard Petrilli
Title: Authorized Signatory

FIELD POINT III, LTD. as a Lender

By:	/s/Richard Petrilli Name: Richard Petrilli
Title: Authorized Signatory

FIELD POINT IV, LTD. as a Lender

By:	/s/Richard Petrilli Name: Richard Petrilli Title: Authorized Signatory

BORROWING BASE AGENT AND LENDER:

WELLS FARGO FOOTHILL, LLC, as Borrowing Base Agent and a Lender

By:	/s/Jonathan Boynton Name: Jonathan Boynton
Title: Vice President

Annex I
APPENDIX A-2
TO CREDIT AND GUARANTY AGREEMENT
Revolving A Commitments

Lender	Revolving A Commitment	Pro Rata Share
Wells Fargo Foothill, LLC	$35,000,000	100%

Total	$35,000,000	100%

Annex II
APPENDIX A-3
TO CREDIT AND GUARANTY AGREEMENT
Revolving B Commitments

Lender	Revolving B Commitment	Pro Rata Share
SPF CDO I, Ltd.	$3,750,000	25%
Field Point III, Ltd.	$2,250,000	15%
Field Point IV, Ltd.	$9,000,000	60%

Total	$15,000,000	100%

Annex III
APPENDIX B
TO CREDIT AND GUARANTY AGREEMENT
Notice Addresses
PROLIANCE INTERNATIONAL, INC.
100 Gando Drive
New Haven, Connecticut 06513
Attention: Richard A. Wisot
Facsimile: (203) 865-3723
with copies to (which shall not constitute notice):
Jones Day
222 East 41st Street
New York, New York 10017
Attention: James J. Salerno, Esq.
Facsimile: (212) 755-7306
SILVER POINT FINANCE, LLC
as Administrative Agent and Collateral Agent
Silver Point Finance, LLC
Two Greenwich Plaza, 1st Floor
Greenwich, CT 06830
Attention: Portfolio Manager
Telecopier: (203) 542-4300
SPF CDO I, LTD.
as Lender
c/o Silver Point Capital, L.P.
Two Greenwich Plaza, 1st Floor
Greenwich, CT 06830

Attention: Nancy Weir
Phone: 203-542-4469
Telecopier: 203-738-1014
Email: creditadmin@silverpointcapital.com
Ref: Proliance
Field Point III, LTD.
as Lender
2 Greenwich Plaza
1st Floor
Greenwich, CT 06830
Attention: Nancy Weir
Phone: 203-542-4469
Telecopier: 203-286-2139
Email: creditadmin@silverpointcapital.com
Ref: Proliance
Field Point IV, LTD.
as Lender
2 Greenwich Plaza
1st Floor
Greenwich, CT 06830
Attention: Nancy Weir
Phone: 203-542-4469
Telecopier: 203-286-2139
Email: creditadmin@silverpointcapital.com
Ref: Proliance
with copies to (which shall not constitute notice):
Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
Attention: Frederic L. Ragucci, Esq.
Telecopier: (212) 593-5955
WELLS FARGO FOOTHILL, LLC
as Lender and Borrowing Base Agent

One Boston Place, Suite 1800
Boston, MA 02108
Attention: Business Finance Division Manager
Telecopier: 617-523-1697
WELLS FARGO FOOTHILL, LLC
as Issuing Bank
One Boston Place, Suite 1800
Boston, MA 02108
Attention: Business Finance Division Manager
Telecopier: 617-523-1697
with copies to (which shall not constitute notice):
McGuire Woods LLP
1800 Century Park East, 8th Floor
Los Angeles, California 90067
Attention: Gary D. Samson, Esq.
Telecopier: (310) 315-8210

Annex IV
Schedule 1.1(c)
Certain Eligible Accounts
1. AutoZone — 16%
2. Advanced Auto — 16%
3. The Account Debtor resulting from the merger of CSK Auto and Ozark Purchasing LLC — 20%